Exhibit 10.1

August 27, 2021

Marisa Baldwin

Dear Marisa:

We are pleased to offer you a position with American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the "Company") in New York, NY. This letter confirms the terms of the Company’s offer with respect to your planned employment.

You will join the Company as Executive Vice President-Chief Human Resources Officer, reporting to Jay Schottenstein, Chief Executive Officer. The details of the offer are outlined below.

This offer letter and the terms of our offer are strictly confidential. To the fullest extent permitted by law, you agree to keep this offer and its terms confidential and you will not disclose the offer or its terms to any third party (excluding your spouse, lawyer, tax advisor or pursuant to court order or other law or legal obligation); however, you understand and acknowledge that the Company may have certain legal obligations which may require disclosure of your compensation and benefits and that nothing herein prevents the Company from complying with such obligations. You understand that if you breach this provision the offer will be automatically revoked and the Company will have no obligation to you.

Anticipated Start Date (“Start Date”): The Company anticipates that your first day of employment will be on September 13, 2021.

Salary: You will receive an annualized base salary of $525,000 payable every 2 weeks in accordance with the Company’s normal payroll practices.

Annual Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus of 60% (Target) of your salary with a maximum up to 120% of your salary. You will first be eligible to receive this bonus for the Company’s FY2021 (to be paid in Spring, 2022). The Spring 2022 bonus will be based your actual wages paid during our 2021 fiscal year. For each performance year, the value of the Bonus, if any, will be determined in the sole discretion of management, based upon: [i] the achievement of the Company and Brand (where applicable) performance-based goals to be established by the Compensation Committee of the Board of Directors (the “Committee”); and [ii] your overall level of performance. In order to be eligible to receive an Annual Incentive Compensation Bonus, you must remain continuously employed by the Company or any of its subsidiaries or affiliates through the date the Bonus actually is paid. You also understand that the Company reserves the right to change or eliminate its bonus plan in the future.

Restricted Stock Units: Upon your hire, you will be eligible for a Restricted Stock Unit award (RSU). The award will have a grant value of $50,000. The grant price will be the closing price of AEO common stock on the grant date. The number of units can fluctuate based on the stock price at the grant date, but the overall grant value will remain constant. This RSU grant will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period.

Performance Share Plan: Upon your hire, you will be granted a Performance Share Plan award under the company’s long-term restricted stock unit incentive plan. The target number of shares which you may earn under this award is $125,000 divided by Fair Market Value of the Company’s common stock on the grant date as determined using an industry accepted pricing methodology. The vesting of the initial Performance Share Plan award will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the Performance Share Plan award will vest at the time that the Committee certifies the level of achievement of goals for the 3-year period, subject to your continued employment through the vesting date. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Units which do not vest based on Company performance will be forfeited.

It is the parties’ intention that the Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all RSU grants. Any award is subject to approval by the Compensation Committee and subject to the terms and conditions of the applicable plan document and individual RSU agreement, including but not limited to vesting and forfeiture provisions.

Stock Option Grant: Upon your hire, you will be granted a stock option award with a grant date fair value, as determined by the Compensation Committee, of $75,000. Each option shall vest and be exercisable as to one third of the amount of the grant on each of the first three anniversaries of the grant date. The Option Award shall be granted by the Committee pursuant to and subject to all the terms and conditions set forth in the Company’s 2020 Stock Award and Incentive Plan (2020 Plan) and an award agreement.

Annual Equity Awards: In Spring 2022, you will be recommended for consideration for an equity award totaling

$600,000 in grant value. The award will be comprised of 20% Restricted Units, 50% Performance Shares, and 30% Stock Options. The vesting and award terms will be in accordance with the respective descriptions in above paragraphs. The units granted, if any, will be a part of the ordinary course fiscal year grants made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company’s Plan.

The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation and benefits for a performance year that the Company, in its sole discretion, deems equivalent.

Performance Review: Annual performance appraisals generally take place in the first fiscal quarter. You will receive your first evaluation for merit consideration in Spring, 2022.

Benefits Plans and Other Programs: You will be eligible to participate in the Company’s benefit plans and programs that the Company offers to its associates, subject to the provisions of those plans.1 These benefits include a 401(k) plan, medical, dental, vision, and life insurance, and short and long term disability insurance. Some additional benefits are outlined below:

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Employee Stock Purchase Plan: You will be eligible to start contributing on the first pay period of the month following your 60th day of employment. You can contribute any dollar amount up to $100 per pay period (or more without the AEO match), and AEO will match 15% of your contribution, up to $15.00 per pay. This stock vests immediately!

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401(k) Plan: You will be eligible to begin contributing on the first day of the month following a 30 day waiting period. AE Associates are automatically enrolled at a three percent (3%) contribution rate. If you wish to decline enrollment or contribute at a different rate, you will need to contact Fidelity or go to www.netbenefits.com any time after your first 10 days of employment. Automatic increases will occur January 1st of every year after you are Company match eligible and will stop when you reach an elective deferral rate of six percent (6%). AE will match on the first 6% of associate contributions after one year of service with the following scale: 1-3% Associate contribution = 100% AE match; 4-6% Associate contribution = 25% AE match (you can contribute up to 6% and receive an AE match of 3.75%). In addition, AE Associates may contribute up to 50% of their annual earnings up to the IRS annual allowable maximum. Associates are 100% vested in

1 Receipt of this letter does not automatically entitle you to benefits offered by the Company. Rather, the letter provides an overview of select health and insurance benefits. If there is any discrepancy between this letter and the official benefits plan documents, the plan documents always will govern. The Company reserves the right to amend or terminate any benefit plan in its sole discretion at any time and for any reason. The Company also retains the discretion to interpret any terms or language used in this letter.

their employee contribution from day one and are 100% vested in the employer match after two years.

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Deferred Compensation Plan: Upon eligibility, you may elect to contribute a percent amount of your before-tax salary and, in future years, your bonus to the Deferred Compensation Plan. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

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Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin the first day of the month following a 30 day waiting period. You can choose between 4 medical plans. Each medical plan option provides prescription drug coverage through Express Scripts. Dental coverage is available through Delta Dental and Vision coverage available through VSP.

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COBRA: If purchased, the Company will reimburse you for 70% of the cost of COBRA insurance you purchased until you are eligible to begin medical coverage under AEO’s plan. You must provide documentation of premiums (a copy of the endorsed check used for payment or an electronic payment confirmation statement) to our Benefits Department within 30 days of payment.

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Paid Time Off (PTO): You will be eligible for PTO in accordance with AEO’s PTO policy, as it may be amended from time to time. Under the current policy you may accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment. You may use your PTO days 60 days after your Start Date. PTO is inclusive of all personal, sick and vacation days. AE also observes 9 holidays throughout the year (holiday pay will apply).

Payments Subject to Withholdings & Deductions: The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans. Payments are intended to be exempt from, or compliant with, 409A, but there is no guarantee of tax treatment and the Company will not be liable for any taxes or penalties.

Terms of Benefit Plans and Programs: This letter outlines a general description of the Company’s benefit plans, programs and policies (“Benefit Plans”) currently in effect. Your participation in all of the Company’s Benefit Plans is subject to and continent upon your eligibility and the terms outlined in each Benefit Plan. The Company may, in its discretion, amend or terminate any Benefit Plan at any time.

Associate Discount: You will be eligible for discounts on Company merchandise. Currently, employees receive 40% off regular price merchandise and 25% off sale merchandise.

At Will Employment: The terms of this letter do not imply employment for any specific period of time. The Company is an “at will” employer. This means that you can terminate your employment at any time and for any reason and the Company can also terminate your employment at any time and for any reason.

All New York Candidates: If you primarily will work in the state of New York, enclosed are two copies of a notice that the Company is required to provide you under New York law. You must sign and return one copy to the Company with your signed offer letter. If your primary language is Spanish, Chinese, Korean, Russian, Polish, or Haitian-Creole, please inform us of that fact. In such event, the Company will provide you the notice in both English and your primary language.

Notice Period Obligations: By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information: You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company’s explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

Contractual Severance Payment: You understand that your employment may be terminated by the Company at any time without notice or any payment in lieu thereof for “cause,” as determined by the Company. Cause will be defined in the same manner as it is in the Change in Control Agreement in place and effective at the time of your termination. If your employment is involuntarily terminated by the Company, other than a termination for cause and in exchange for your execution and non-revocation of a general release of claims in the form provided by the Company (the “General Release”), you will receive severance in the form of a series of equal installment payments payable every other week (“Biweekly”) in accordance with the Company’s normal payroll practice as in effect on the date of termination in an amount equal to your then Biweekly base salary for a period of up to six months or until you obtain other employment with the first installment to commence no later than the first payroll date which occurs after the 55th day following your separation from service. If the period during which the installments must commence covers two calendar years, the first installment will commence in the second calendar year. The first installment shall include a “catch up” payment consisting of any amounts that would have been paid earlier had the payments commenced on the first payroll date following the last day of employment.

You will not receive any severance payments if you voluntarily resign or if your termination is a result of your death or disability.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement attached to this letter.

Background Checks /I-9 Documentation: Any offer with the Company is contingent upon the satisfactory completion of various background investigations that may include reference checks, employment, salary and education verification, and a federal / national and county level criminal conviction investigation.   At or around the time you receive this offer letter, you will be required to sign and return the Pre-Hire Authorization form and Fair Credit Reporting Act forms. Your hiring and continued employment with the Company is contingent upon above, including your agreeing to submit to the above background checks, as well as the successful completion of your references and your submission to and your ability to provide documentation sufficient to complete form I-9 as required by law. If your reference check results are unacceptable, and/or if you refuse or fail to present truthful and accurate information for any reason, or fail your background investigation requirement, the Company will rescind its offer, and/or your contingent employment will be terminated.

This letter and its attached documents which are incorporated herein by reference as if fully set forth, constitute the complete understanding between you and the Company concerning the subject matters(s) addressed, and they supersede any prior or written understanding regarding the terms and conditions of your employment with the Company. No representations have been made to you other than those contained herein. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

We really look forward to you becoming a member of our team at American Eagle Outfitters. Please review this letter and return the signed copy on or before September 3, 2021 as this date represents the expiration of this offer. By signing below, you acknowledge and agree that you have received and reviewed both this letter and the attached and will abide by the terms stated therein. Please let me know if you have any questions.

Sincerely,

/s/ Jay Schottenstein

Jay Schottenstein

Chief Executive Officer

I have read and understand, and by my signature below agree to the terms and conditions of this offer letter:

/s/ Marisa Baldwin	8/30/2021
Marisa Baldwin	Date